Exhibit 99.1

News Release NYSE: MYE

Contact(s):

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Commences Sale Process of Lawn & Garden Segment

and Enters into a Definitive Agreement to Acquire Scepter Corporation and Scepter Manufacturing, LLC

•     Supporting long-term growth and profitability goals

•    Expanding Material Handling Segment’s product portfolio, customer base and geographic reach

•    Increasing Material Handling annual sales by 30 percent

June 2, 2014, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) announced today that it has engaged the investment bank William Blair & Company to commence the sale of its Lawn & Garden Segment. In February 2013, the Company had announced that it was beginning a two phased restructuring of Lawn & Garden which might include external options. The Company has concluded that the timing is right to streamline Myers’ business mix and allow the Company to focus resources on its core growth platforms. The Company expects the sale process to be completed within the next twelve months.

Commenting on the announcement, John C. Orr, President and Chief Executive Officer said, “After detailed evaluation, the Company and the Board of Directors have determined that the Lawn & Garden Segment has the greatest opportunity as part of an organization that is strategically focused on its primary markets for future growth.”

The Company will report the Lawn & Garden Segment as discontinued operations in future filings.

The Company also announced today that is has entered into a definitive agreement to acquire Scepter Corporation and Scepter Manufacturing, LLC (Scepter). The purchase includes manufacturing facilities, warehouses and offices in Scarborough, Ontario and Miami, Oklahoma. The purchase price is $165.0 million, subject to certain closing adjustments. The Company anticipates that the acquisition will close within approximately thirty days upon satisfaction of all conditions precedent to closing. Additional terms of the agreement were not disclosed.

Scepter is an industry leading manufacturer of molded plastic material handling products for marine, military, industrial, and consumer markets. With approximate net sales of $100 million in 2013, Scepter’s long history of innovation, in-house product engineering and state of the art mold capabilities complements and continues to grow Myers Industries Material Handling Segment in North America, increases its global reach, and supports the long-term strategic growth plan of the Company. Based on 2013 results, with the addition of Scepter, Myers’ Material Handling Segment’s sales will increase by 30 percent.

Orr stated, “The addition of Scepter is anticipated to provide Myers Industries with the opportunity to expand upon our leadership position in the Material Handling Segment, broaden our product offering and better position us for long-term growth in new markets.”

Concurrent with the signing of the agreement to purchase Scepter, Myers has amended its senior secured revolving credit facility from $200 million to $300 million to help fund the acquisition. The term of the senior credit facility remains unchanged and is scheduled to expire in December 2018. The proceeds from the future sale of the Lawn & Garden Segment will be used to pay down debt.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and under vehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “goal”, “view”, and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; ability to weather the current economic downturn; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and on the Company’s Investor Relations section of its web site at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.